Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RLI Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-166614 and 333-203957) on Form S-8 of RLI Corp. of our report dated February 21, 2020, with respect to the consolidated balance sheet of RLI Corp. as of December 31, 2019, the related consolidated statements of earnings and comprehensive earnings, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes and financial statement schedules I to VI as of December 31, 2019, which report appears in the December 31, 2020 annual report on Form 10‑K of RLI Corp.

/s/ KPMG LLP

Chicago, Illinois
February 19, 2021

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